Filed pursuant to Rule 424(b)(5)
Registration No. 333-297016

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Supplement No. 1 dated August 7, 2026

and Prospectus Dated June 25, 2026)

ReTo Eco-Solutions, Inc.

$38,160,000 of

Class A Shares

This prospectus supplement no. 2 (“Prospectus Supplement No. 2”) amends and supplements the information in the prospectus, dated June 25, 2026, filed as a part of our registration statement on Form F-3 (File No. 333-297016), as supplemented by our prospectus supplement dated August 7, 2026 (“Prospectus Supplement No. 1” and, together with such prospectus, the “Prior Prospectuses”). This Prospectus Supplement No. 2 should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. Any information in the Prior Prospectuses that is modified or superseded by this Prospectus Supplement No. 2 shall not be deemed to constitute a part of the Prior Prospectuses, except as so modified or superseded. This Prospectus Supplement No. 2 is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto.

We filed the Prior Prospectuses to register the offer and sale of up to $38,160,000 of Class A shares of no par value (“Class A Shares”), directly to Mapie Wind Limited, a British Virgin Islands exempted company (“Mapie”), in connection with the Securities Purchase Agreement that we entered into with Mapie on August 7, 2026 (the “Securities Purchase Agreement”). In accordance with the terms of the Securities Purchase Agreement, we may request pre-paid purchases of up to $36,000,000 in the aggregate from Mapie over a two-year commitment period (each such purchase, a “Pre-Paid Purchase”). At any time that there is an outstanding balance under the Pre-Paid Purchases, we may provide written notice electing that we issue and sell our Class A Shares to Mapie, which shall be offset against the amount outstanding under the Pre-Paid Purchases, at a price per share equal to the lower of (i) 50% of the closing price of the Class A Shares on the Nasdaq Capital Market on the date of the Securities Purchase Agreement and (ii) 50% of the lowest closing price of the Class A Shares on the Nasdaq Capital Market during the one hundred and eighty (180) trading days immediately preceding the date of the applicable Settlement Notice (the “Market Price”), but in no event shall the Market Price be less than $0.10 per share (the “Floor Price”).

On October 2, 2026, we effected a 1-for-20 share consolidation of the Class A Shares, and on November 2, 2026, we further effected a 1-for-8 share consolidation of the Class A shares (collectively, the “Share Consolidations”), which adjusted the Floor Price from $0.10 to $16.00 per share pursuant to Section 1.5 of the Securities Purchase Agreement.

On November 6, 2026, we entered into an Amendment No. 1 to the Securities Purchase Agreement (the “Amendment”) with Mapie, to amend the Floor Price from $16.00 to $0.10 per share.

We are filing this Prospectus Supplement No. 2 to supplement the Prior Prospectuses to reflect the Amendment.

Our Class A Shares are listed on the Nasdaq Capital Market under the symbol “RETO.” On June 10, 2026, the last reported sales price of our Class A Shares on The Nasdaq Capital Market was $2.96 per share. As of June 24, 2026, there were 32,879,362 Class A Shares held by non-affiliates. Therefore, pursuant to General Instruction I.B.1. of Form F-3, the aggregate market value of our outstanding Class A Shares held by non-affiliates (also referred to as “public float”) was approximately $97,322,911.

Investing in our Class A Shares involves a high degree of risk. See “Risk Factors” beginning on page S-6 of Prospectus Supplement No. 1, page 19 of the accompanying base prospectus and under similar headings in the documents incorporated by reference into this Prospectus Supplement No. 2 and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is November 12, 2026